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                                                                    EXHIBIT 99.2


SALES TRENDS:

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends.

Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713) 209-8610.

Sales for the three months ended on the date shown, compared to the same period in the prior year:

                                  01/31/01      02/28/01     03/31/01      04/30/01     05/31/01      06/30/01
                                  --------      --------     --------      --------     --------     ---------
Cooper Industries                   5-10%         0-5%          5%           0-5%        (0-5)%         (8)%
Electrical Products                10-15%         5-10%         8%           0-5%        (0-5)%         (8)%
Tools & Hardware                   (0-5)%        (0-5)%        (7)%         (5-10)%      (0-5)%         (7)%

OBSERVATIONS ON RECENT SALES TRENDS, FOR THE THREE MONTHS ENDED JUNE 30, 2001.

COOPER INDUSTRIES

Sales for the three months ended June 30, 2001, declined 8%, compared with last year.

     o  Recent acquisitions made a small incremental contribution to sales.

     o  Currency translation continues to have a modest negative impact.

ELECTRICAL PRODUCTS

Sales for the three months ended June 30, 2001, declined 8%, compared with last year.

     o Demand for hazardous duty electrical construction materials showed improvement as increased capital spending in the energy and petrochemical sectors spurred project activity.

     o Continued softness in domestic retail and industrial markets and slowing commercial and residential construction led to declining demand for lighting fixtures and wiring devices.

     o Sales of electrical and electronic fuses, other circuit protection products and enclosures were considerably weakened by lower end-user demand and distributors' efforts to rationalize inventory levels.

     o Continued uncertainty in the power delivery marketplace has hampered utilities' investments in distribution system products. Demand for distribution transformers and power management products remains weak.

     o European-based business demand remained firm. However, signs of weakening demand are emerging.

     o  Competitive pressures continue to impact pricing in many markets.

     o The May 2000 acquisition of B-Line, and other smaller acquisitions made in recent months, provided a small incremental addition to sales.

     o  Currency translation effects remain modestly negative.


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TOOLS AND HARDWARE

Sales for the three months ended June 30, 2001, declined 7%, compared with last year.

     o Assembly equipment shipments, particularly from our European operations, continue at levels higher than last year.

     o Slowing industrial activity in North America has led to reduced demand for power and hand tools.

     o  Currency translation effects remain modestly negative.

Note: Includes impacts of acquisitions and divestitures.